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                                                                   EXHIBIT 10.10

                             EMPLOYMENT AGREEMENT


Agreement dated February 1, 2001 between Smith & Wesson Corp. (the "Company") and Mr. George C. Colclough, (the "Executive").

WHEREAS, The Company agrees to employ the Executive, and the Executive agrees to accept employment with the Company, on the terms and conditions set forth below,

NOW THEREFORE, for good and lawful consideration, the parties agree as follows:

1. Term of employment. Effective as of January 1, 2001, the Executive will begin employment with the Company under the terms of this Agreement.

2. Base Salary. The Company will pay the Executive a Base Salary of $240,000 per year (which salary may be increased from time to time) less applicable withholdings, payable at the same time that other salaried employees are paid.

3. Bonus Compensation. So long as he is employed by the Company, and the Company remains a part of the Tomkins Group, the Executive will participate in the Company's FY01 Executive Annual Bonus Scheme and in any replacement executive bonus schemes.

4. Duties and Position. The Executive will be employed as President of the Company. His duties may be increased or reduced at the discretion of the Chairman.

5. The Executive to Serve as Director or Officer if Elected. If the Executive is elected or appointed director or any other officer of the Company during his employment, the Executive will serve in such office without further compensation. Nothing in this Agreement shall require the Company to cause the election or appointment of the Executive to any specific office.

6. The Executive to Devote Full Time to Company. The Executive will devote his entire time, attention and energies to the business of the Company and, during his employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, without the express written permission of the Chairman.

7. Office Facilities. During the Executive's employment, the Company will furnish the Executive with an office, secretary and any other facilities and services that the Company determines are reasonably necessary for the performance of his duties and suitable to his position.
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8.    Reimbursement of Expenses. The Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel and similar items. While the Executive is employed hereunder, the Company will reimburse the Executive for all reasonable business expenses upon presentation of an itemized account of such expenditures with proper support.

9. Vacation. Through May 27, 2001, the Executive will be entitled to take any unused vacation which he earned with the Company as described in the policies of the Company. Thereafter, he will be entitled to vacation of five (5) weeks for the periods commencing on May 27 of each year and ending on May 26 of the next year beginning on May 27, 2001. Vacation must be taken in the year in which it accrues and cannot be carried forward. Vacation shall be pro-rated in the event the Executive's employment is terminated prior to May 27 of the year in which vacation has been earned.

10. Fringe Benefits. The Executive shall remain entitled to participate in all employee benefit plans and arrangements commensurate with his position and length of service which are presently or hereafter made generally available to full time employees of the Company.

11. Car Allowance. The Company will provide a car allowance for the Executive of $712 per month, or the provision a company car to a value of $30,000.

12.   Termination.

      a) Death or Disability. This Agreement shall terminate in the event of the Executive's death. The Company also may terminate the Executive's employment and this Agreement in the event of a Disability of the Executive. "Disability" as used in this Agreement shall mean the Executive's absence from and his inability substantially to perform his duties with the Company for six or more months as a result of physical causes or mental illness. In the event of the Executive's death or Disability, the Company shall have no further obligation to the Executive under this Agreement except to pay the legal representative of the Executive's estate the amount of any unpaid base salary to the date of death or Disability, and in the event of death, the death benefit provided by the group life insurance in which the Executive was a participant. No benefit continuation will be provided except as required by COBRA.

      b) By the Company for Cause. The Company may terminate the Executive's employment and this Agreement for Cause. "Cause" as used in this Agreement shall mean: (i) gross misconduct of the Executive; (ii) the conviction of the Executive of a felony by any criminal or military tribunal; (iii) willful and continuing failure by the Executive to substantially perform his reasonable duties after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the


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      Company believes the Executive has not substantially performed his duties;
      (iv) willful conduct of the Executive that results in gain or personal enrichment of the Executive at the expense of the Company, whether monetary or otherwise. In the event of a termination for Cause, the Employer shall have no further obligation to the Executive under this Agreement except to pay the Executive the amount of any unpaid base salary to the date of termination.

      c) Without Cause. The Company may terminate the Executive's employment and this Agreement at any time, without Cause. In the event of the Executive's involuntary termination without Cause, the Executive shall be entitled to:
      (i) payment of the Executive's then current Base Salary, less applicable withholdings, in installments at the same time that other salaried employees are paid, for the duration of the Severance Period; (ii) life, disability, health, dental and medical coverage which is substantially equivalent to that provided by the Company to the Executive immediately prior to termination of his service, such coverage to be provided for the duration of the Severance Period; and (iii) accrued (but not taken) vacation pay with pro ration for any partial year of employment. "Severance Period" as used in this Agreement shall mean the period beginning on the date of termination and continuing for a number of months which is the difference between (i) forty-eight (48) months, and (ii) one-half (1/2) of one month for each full calendar month that the Executive remains employed by the Company after April 30, 20021. In no event, however, shall the Severance Period be less than 24 months.

      d) By The Executive. If the Executive wishes voluntarily to terminate his employment hereunder, he shall give the Company six (6) months prior written notice. In the event of Executive's voluntary termination of his employment, the Company shall have no further obligation to the Executive under this Agreement except for unpaid Base Salary through the date of termination and no benefit continuation will be provided except as required by COBRA.

      e) Sale of Assets or Stock. The sale of substantially all of the assets or stock of the Company to any unrelated person or entity shall not be deemed a termination of the Executive's employment. Consequently, no severance benefits shall be provided to Executive by the Company under this Agreement if Executive is offered continuous employment by the successor under conditions generally no less favorable in the aggregate (including severance) than are provided by this Agreement.

13. Assistance in Litigation. The Executive will, upon reasonable notice, furnish such information and proper assistance to the Company and any of its present or former affiliates as they may reasonably require in connection with any litigation in which the Company or its affiliates are, or may become, a party. This obligation shall


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survive termination of the Executive's employment with the Company. In the event such services are required during the Severance Period, the Executive shall provide litigation support services without additional compensation. Thereafter, if further assistance is required by the Company or any present or former affiliate the Executive shall be compensated for all reasonable expenses and at an hourly rate of $150 per hour.

14. Extraordinary Bonus. Provided that the Executive remains in the employ of the Company through the date that a Change in Control occurs, the Executive shall be entitled to an extraordinary bonus equal to five (5) months Base Salary payable thirty (30) days after any such Change in Control. "Change in Control" as used in this Agreement shall have the same meaning as in the "Smith & Wesson Corp. Severance Compensation and Extraordinary Bonus Plan for Tomkins Corporation Senior Staff Bonus Program Participants (Revised and Restated July 17, 2000)" (the "Severance Plan").

15. Waiver and Release of Rights under Severance Plan. In consideration of the rights conferred in this Agreement, the Executive agrees that, effective as of the date hereof, he is no longer a participant in the Severance Plan and waives all rights which he may have thereunder, including any claim or right to benefits under the Severance Plan.

16. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Massachusetts applicable to agreements made to be performed in that State.

17. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal and unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

18. Entire Agreement. This Agreement is the entire agreement and supersedes all prior agreements and understandings concerning the Executive's employment by the Company. No provision of this Agreement may be altered, modified, changed or discharged except in writing signed by both the Company acting through its Board of Directors and the Executive. This Agreement is personal to the Executive and may not be assigned by him but may be assigned by the Company to any successor or assign to the business of the Company and shall inure to the benefit of and be binding upon the Company's successors and assigns.


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IN WITNESS WHEREOF, the following parties have executed this Agreement.


SMITH & WESSON CORP..
(the "Company")

  /s/ Anthony J. Reading                       /s/ George C. Colclough
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By:  Anthony J. Reading                        George C. Colclough
Chairman of the Board of Directors             (the "Executive")


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